Exhibit 99.1

News Release

May 15, 2015

Erin Energy Receives Government Approval for License Extension in The Gambia

3D seismic acquisition permits approved

HOUSTON, May 15, 2015 – Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT:ERN) announced today it has received executive approval to extend the initial exploration period for blocks A2 and A5 in The Gambia by 24 months to December 31, 2018. The work program includes the requirement to drill one exploration well in either block during the exploration period.

The Ministry of Petroleum has also approved and will issue the necessary permits to proceed with the Company’s planned multi-client 3D seismic data acquisition on blocks A2 and A5.

Kase Lawal, Chairman and CEO of Erin Energy commented: “The extension of the exploration period of the A2 and A5 licenses is significant and allows us sufficient time to complete the 3D seismic acquisition on the blocks, develop strategic options for creating value for all stakeholders and to drill the exploration well. We are grateful for the support from the government of The Gambia and the staff of the ministry for their cooperation during the negotiations.”

Erin Energy is operator of the A2 and A5 blocks with 100% interest. The A2 and A5 blocks are located approximately 30 miles offshore and on-trend with the recent FAN-1 and SNE-1 oil discoveries offshore Senegal by Cairn, Conoco, Petrosen and FAR.

About Erin Energy

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 43,000 square kilometers (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Investors:

Chris Heath, +1 713 797 2945

chris.heath@erinenergy.com

Media:

Lionel McBee, +1 713 797 2960

lionel.mcbee@erinenergy.com